Exhibit 99.1

2320 NW 66TH COURT GAINESVILLE, FL 32653 352-377-1140 FAX 352-378-2617

News Release

FOR IMMEDIATE RELEASE

Exactech Q3 Revenue Up 10% to $21.5M;

Net Income $1.7M or $0.15 EPS

Gainesville, FL, October 26, 2005 — Exactech, Inc. (Nasdaq: EXAC) announced today that revenue for the third quarter of 2005 increased 10% to $21.5 million from $19.5 million in the third quarter of 2004. Diluted earnings per share for the quarter were $0.15 on net income of $1.73 million compared to diluted earnings per share of $0.14 on net income of $1.68 million.

Exactech Chairman and CEO Bill Petty said, “Sales of our Equinoxe shoulder, Cemex cement product lines, revenue from biologics services and overall international sales helped produce a 10% revenue gain for the quarter. Biologic service revenues were up 13% to $2.9 million in the quarter compared to $2.6 million in the third quarter of 2004 thanks to our marketing efforts and contributions from our newly released OptecureTM product. International sales were up 19% to $4.0 million from $3.3 million in the third quarter of 2004, while U.S. sales grew 8% to $17.5 million from $16.1 million in the comparable quarter in 2004.”

“Sales of our knee products were down 1% to $11.0 million from $11.1 million, and hip product sales decreased 2% to $3.7 million compared with $3.8 million in the third quarter of 2004. These numbers don’t yet fully reflect progress we are making to recover and grow business following supply chain issues experienced primarily during the first two quarters. We hope we will begin to see greater benefits from these improvements in the coming quarters,” Petty said.

For the first nine months of 2005, revenue was $68.0 million, an increase of 12% over revenue of $60.9 million in the first nine months of 2004. Net income for the first nine months was $4.8 million or $0.42 per diluted share, down 13% from $5.4 million or $0.47 per diluted share in the first nine months of 2004. Year to date net income was down primarily as a result of the first quarter.

“The operating results for the quarter reflected product launch costs associated with our new Connexion™ GXL enhanced polyethylene acetabular liners for our AcuMatch® A-Series hip system, which has received 510(k) clearance from the U.S. Food and Drug Administration. Connexion complements the press fit femoral stems successfully launched earlier this year as the first element of our Novation™ Comprehensive Hip System. The combination of enhanced polyethylene and press fit stems addresses more than 50% of the total hip market. We expect this will contribute to growth of our hip products in the years ahead,” Petty said.

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Exactech, Inc.

Chief Financial Officer Jody Phillips said, “Our gross margin during the quarter improved from 67.9% last year to 69.9%. Total operating expenses in the quarter increased 17% to $12.1 million. Research and development expenses increased 21% to $1.4 million representing 6.5% of sales. As we stated earlier in the year, operating expense growth is anticipated to be higher than sales growth for the balance of this year mainly due to growth in research and development expenses.”

Looking forward, the company said its target for diluted earnings per share in the fourth quarter ending December 31, 2005 is in the range of $0.15 to $0.17 based on anticipated revenues of $21.5 million to $23.5 million. The company updated its target range for 2005 revenue to $90 million to $92 million with diluted EPS of $0.56 to $0.58. The company said its initial forecast for 2006 is for revenue in the range of $100 million to $110 million and diluted EPS of $0.58 to $0.66, which includes a projected impact of $0.08 due to stock options expensing. The foregoing statements regarding targets for the quarter and full year are forward-looking and actual results may differ materially. These are the company’s targets, not predictions of actual performance.

The financial statements are attached.

Based in Gainesville, Fla., Exactech develops and markets orthopaedic implant devices, related surgical instruments and biologic materials and services to hospitals and physicians. The company manufactures many of its orthopaedic devices at its Gainesville facility. Exactech’s orthopaedic products are used in the restoration of bones and joints that have deteriorated as a result of injury or diseases such as arthritis. Exactech markets its products in the United States and in more than 25 countries in Europe, Asia, Australia and Latin America.

The company has scheduled a conference call on Thursday, Oct. 27, 2005 at 10 a.m. Eastern. To participate, call (866) 411-4708 any time after 9:55 a.m. Eastern on Oct. 27. While in conference, if callers should experience any difficulty or require operator assistance, they can press the (*) followed by the (0) button. This will call an operator to the line.

A live and archived webcast will be available on the Internet for 90 days at http://www.hawkassociates.com/exactech/company.htm. Viewers will need Windows Media Player or Real Player to listen to the broadcast.

An investment profile on Exactech may be found at http://www.hawkassociates.com/exactech/profile.htm.

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Additional information about Exactech, Inc. can be found at http://www.exac.com. An online virtual investor kit containing Exactech press releases, SEC filings, current price quotes, stock charts and other useful information for investors can be found on the Hawk Associates website, http://www.hawkassociates.com. Investors may contact Chief Financial Officer Jody Phillips at (352) 377-1140 or Julie Marshall or Frank Hawkins, Hawk Associates, Inc. at (305) 451-1888, e-mail: info@hawkassociates.com.

This release contains various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 which represent the company’s expectations or beliefs concerning future events of the company’s financial performance. These forward-looking statements are further qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include the effect of competitive pricing, the company’s dependence on the ability of third party manufacturers to produce components on a basis which is cost-effective to the company, market acceptance of the company’s products and the effects of government regulation. Results actually achieved may differ materially from expected results included in these statements.

EXACTECH, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(Unaudited)

	September 30, 2005	December 31, 2004
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$603	$490
Trade receivables, net of allowance of $527 and $261	16,024	16,780
Income taxes receivable	—	22
Prepaid expenses and other assets, net	1,559	880
Inventories	50,473	31,172
Deferred tax assets	1,189	545

Total current assets	69,848	49,889

PROPERTY AND EQUIPMENT:
Land	1,015	865
Machinery and equipment	13,000	11,385
Surgical instruments	23,022	16,998
Furniture and fixtures	1,928	1,781
Facilities	8,884	8,120

Total property and equipment	47,849	39,149
Accumulated depreciation	(17,500)	(14,396)
Facilities expansion in progress	1,058	—

Net property and equipment	31,407	24,753

OTHER ASSETS:
Product licenses and designs, net	1,176	600
Deferred financing costs, net	150	143
Notes receivable - related party	1,543	1,028
Other investments	542	809
Advances and deposits	784	227
Patents and trademarks, net	4,259	4,530
Goodwill	352	—

Total other assets	8,806	7,337

TOTAL ASSETS	$110,061	$81,979

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$12,683	$6,944
Refundable deposits from customers	112	—
Income taxes payable	226	—
Line of credit	14,562	—
Current portion of long-term debt	815	815
Commissions payable	1,655	1,441
Royalties payable	652	570
Other liabilities	1,914	1,898

Total current liabilities	32,619	11,668

LONG-TERM LIABILITIES:
Deferred tax liabilities	3,639	3,843
Long-term debt, net of current portion	7,745	6,631

Total long-term liabilities	11,384	10,474

Total liabilities	44,003	22,142

SHAREHOLDERS’ EQUITY:
Common stock	113	112
Additional paid-in capital	23,827	22,373
Retained earnings	42,118	37,352

Total shareholders’ equity	66,058	59,837

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$110,061	$81,979

EXACTECH, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

(Unaudited)

	Three Month Periods Ended September 30,		Nine Month Periods Ended September 30,
	2005	2004	2005	2004
NET SALES	$21,490	$19,480	$67,962	$60,855
COST OF GOODS SOLD	6,463	6,262	21,891	20,085

Gross profit	15,027	13,218	46,071	40,770

OPERATING EXPENSES:
Sales and marketing	6,443	5,532	20,570	17,227
General and administrative	2,417	2,019	7,412	6,234
Research and development	1,389	1,145	4,381	3,463
Depreciation and amortization	1,203	976	3,572	2,921
Royalties	639	646	2,098	1,869

Total operating expenses	12,091	10,318	38,033	31,714

INCOME FROM OPERATIONS	2,936	2,900	8,038	9,056

OTHER INCOME (EXPENSE):
Interest income	33	15	78	25
Interest expense	(195)	(79)	(444)	(205)
Foreign currency exchange gain (loss)	51	(14)	27	52

Total other expenses	(111)	(78)	(339)	(128)

INCOME BEFORE INCOME TAXES	2,825	2,822	7,699	8,928

PROVISION FOR INCOME TAXES	1,021	1,012	2,695	3,155

INCOME BEFORE EQUITY IN NET LOSS OF OTHER INVESTMENTS	1,804	1,810	5,004	5,773
EQUITY IN NET LOSS OF OTHER INVESTMENTS	(74)	(134)	(238)	(326)

NET INCOME	$1,730	$1,676	$4,766	$5,447

BASIC EARNINGS PER SHARE	$0.15	$0.15	$0.42	$0.49

DILUTED EARNINGS PER SHARE	$0.15	$0.14	$0.42	$0.47

SHARES - BASIC	11,333	11,122	11,227	11,081

SHARES - DILUTED	11,558	11,608	11,474	11,535